Exhibit 10.17

Paul R. Lovejoy

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is entered into by and between Paul R. Lovejoy (“you”), and UAL Corporation plus United Air Lines, Inc. (UAL Corporation and United Air Lines, Inc. are referred to collectively as the “Company”) and arises out of your separation from employment with the Company on October 31, 2009 (“Separation Date”). In consideration of the promises contained in this document, the parties agree as follows:

1. Payments and Benefits. Following your Separation Date, the Company will provide you with the payments and benefits set forth in Attachment A. Applicable federal, state, and local payroll taxes will be deducted as required by law. The payments and benefits covered in this Section 1 do not include any accrued rights summarized in Attachment A which you may have and which are payable according to the terms of any applicable agreements, benefit plans, practices, policies, arrangements, or programs; and, therefore, this Agreement shall not release the Company of any obligation to make any payments or provide any benefits or privileges required to satisfy such accrued rights.

2. General Release. In exchange for the payments and benefits covered in Section 1, you release and discharge the Company, its parents, subsidiaries, agents, directors, officers, employees, and representatives, and all persons acting by, through, under or in concert with the Company, its parent or subsidiaries (collectively referred to as the “Released Parties”), from any and all causes of action, claims, liabilities, obligations, promises, agreements, controversies, damages, and expenses, known or unknown, which you ever had, or now have, against the Released Parties to the date of this Agreement. The claims you release include, but are not limited to, any (a) claims for benefits under the UAL Corporation and United Air Lines, Inc. Executive Severance Plan and (b) claims that the Released Parties:

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discriminated against you on the basis of your race, color, sex (including claims of sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, veteran status, source of income, entitlement to benefits, union activities, or any other status protected by local, state or federal laws, constitutions, regulations, ordinances or executive orders; or

•	failed to give proper notice of this employment termination under the Workers Adjustment and Retraining Notification Act (“WARN”), or any similar state or local statute or ordinance; or

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violated any other federal, state, or local employment statute, such as ERISA, which, among other things, protects employee benefits; the Fair Labor Standards Act, which regulates wage and hour matters; the Family and Medical Leave Act, which requires employers to provide leaves of absence under certain circumstances; Title VII of the Civil Rights Act of 1964; the Americans With Disabilities Act; the Rehabilitation Act; OSHA; and any other laws relating to employment; or

Paul R. Lovejoy

•	violated the Released Parties’ personnel policies, handbooks, any covenant of good faith and fair dealing, or any contract of employment between you and any of the Released Parties; or

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violated public policy or common law, including claims for: personal injury, invasion of privacy, retaliatory discharge, negligent hiring, retention or supervision, defamation, intentional or negligent infliction of emotional distress and/or mental anguish, intentional interference with contract, negligence, detrimental reliance, loss of consortium to you or any member of your family, and/or promissory estoppel; or

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are in any way obligated for any reason to pay your damages, expenses, litigation costs (including attorneys’ fees), bonuses, commissions, disability benefits, compensatory damages, punitive damages, and/or interest.

For the purpose of giving a full and complete release, you understand and agree that this Agreement includes all claims that you may now have but do not know or suspect to exist in your favor against the Released Parties, and that this Agreement extinguishes those claims.

3. Protected Rights. You are not prohibited from making or asserting (a) any claim or right under state workers’ compensation or unemployment laws, or (b) any claim or right which by law cannot be waived, including your rights to file a charge with an administrative agency or to participate in an agency investigation, including but not limited to the right to file a charge or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”). You waive, however, the right to recover money if any federal, state or local government agency, including but not limited to the EEOC, pursues a claim on your behalf or on behalf of a class to which you may belong that arises out of or relates to your employment or separation from employment.

4. Covenant Not to Sue. You affirm that you have not filed, have not caused to be filed, and are not presently party to, any lawsuit or arbitration against any Released Party in any forum. You agree not to sue any of the Released Parties or become a party to a lawsuit on the basis of any claims of any type to date that arise out of any aspect of your employment or separation from employment. You understand that this is an affirmative promise by you not to sue any of the Released Parties, which is in addition to your general release of claims in Section 2 above. If you breach this Agreement by suing any of the Released Parties in violation of this Covenant Not to Sue, you understand that (i) the Released Parties will be entitled to apply for and receive an injunction to restrain any violation of this Section, and (ii) you will be required to pay the Released Parties’ legal costs and expenses, including reasonable attorney fees, associated with defending against the lawsuit and enforcing the terms of this Agreement.

5. Acknowledgments. You affirm that you have fully reviewed the terms of this Agreement, affirm that you understand its terms, and state that you are entering into this Agreement knowingly, voluntarily, and in full settlement of all claims which existed in the past or which currently exist, that arise out of your employment with the Company or your separation from employment. You acknowledge that you have been specifically advised to consult with an attorney, if you wish, before you sign below.

Paul R. Lovejoy

6. Indemnification and Insurance. You shall continue to be indemnified for your actions taken while employed by the Company to the same extent as other former employees of the Company at your job level under the Company’s Corporate Charter as in effect on the date hereof, and you shall continue to be covered by the Company’s directors and officers liability insurance policy as in effect from time to time to the same extent as other former employees of the Company at your job level, each subject to the requirements of the General Corporation Law of the State of Delaware.

7. Your Future Cooperation. You further agree that during the Separation Pay Period (as defined in Attachment A), you will cooperate with the Company and its attorneys with respect to any matter (including litigation, investigation, or governmental proceeding) that relates to matters with which you were involved while you were employed by the Company. Your required cooperation may include appearing from time to time at the Company’s offices or its attorneys’ offices for conferences and interviews, and in general providing the Company and its attorneys with the full benefit of your knowledge with respect to any such matter. You agree to cooperate in a timely fashion and at times that are agreeable to both parties. During the Separation Pay Period, you will be reimbursed by the Company for reasonable out-of-pocket costs and expenses incurred in cooperating with respect to the above matters. Following the Separation Pay Period, your further cooperation with respect to such matters shall be subject to agreement between you and the Company.

8. Noncompetition. You agree that during the Separation Pay Period you will not, without the prior written consent of the Company, take a Competitive Position with any of the following air carriers (including their parents, subsidiaries, affiliates, and successors): Alaska, American, Continental, Delta, Frontier, Hawaiian, JetBlue, Northwest, Southwest, US Airways, or Virgin America. The term “Competitive Position” means: (i) any position as a management-level employee; (ii) membership on the board of directors; or (iii) providing services similar to a management-level employee as a consultant, independent contractor, or otherwise. The Company agrees that it will consider any such request by you in good faith. You acknowledge that there are sufficient opportunities for employment with non-airline employers as well as airlines other than those named above (such as regional, cargo and international airlines) that this noncompetition provision will not significantly impair your ability to find employment. This noncompetition provision is effective and binding to the extent permissible under Rule 5.6 of the Illinois Rules of Professional Conduct.

9. Nonsolicitation. You agree that you will not, during the Separation Pay Period, directly or indirectly, for the benefit of yourself, another airline or air carrier: (i) raid, hire, or solicit any employee of the Company; (ii) attempt to persuade any employee of the Company to leave the employ of the Company; or (iii) hire or solicit any person who was employed by the Company during the 6 months preceding the Separation Date who possesses Confidential Information (as defined in Section 11 below). This nonsolicitation provision is effective and binding to the extent permissible under Rule 5.6 of the Illinois Rules of Professional Conduct.

Paul R. Lovejoy

10. Non-Disparagement. You agree not to make, or cause to be made, any statement, observation or opinion, or communicate any information (whether oral or written, directly or indirectly) that (i) accuses or implies that any Released Party engaged in any wrongful, unlawful or improper conduct, whether relating to your employment (or your separation from employment), the business or operations of the Company, or otherwise; or (ii) otherwise disparages or impugns the business or reputation of any Released Party. In the event the Company receives a formal request (whether oral or written) from another employer for information regarding your employment with the Company, the Company agrees not to make, or cause to be made, to any such employer any statement, observation or opinion, or communicate any information (whether oral or written, directly or indirectly) that (i) accuses or implies that you engaged in any wrongful, unlawful or improper conduct, whether relating to your employment (or your separation from employment), the business or operations of the Company, or otherwise; or (ii) disparages or impugns your reputation. Nothing herein will be deemed to preclude either party from providing truthful testimony or information pursuant to subpoena, court order or similar legal process, or instituting and pursuing legal action.

11. Confidential Information. You agree to hold confidential, and not to disclose to any person, firm, corporation, partnership or agency, any trade secret or Confidential Information (as defined below), gained in the course of your employment with the Company concerning the Company or any of its affiliates, except if such disclosure is required by law or legal process. “Confidential Information” shall include information not generally available to the public, including but not limited to financial affairs, business plans or strategies, marketing, product pricing information, operating policies and procedures, vendor information, expenses, performance statistics, and information designated in writing as confidential by the Company during the course of your employment with the Company. Confidential Information shall not be considered generally available to the public if revealed improperly to the public by you or others. You agree not to remove any Confidential Information from the Company, not to request that others do so on your behalf and to return to the Company any Confidential Information currently in your possession.

12. Return of Property. You agree that you will immediately return to the Company all property of the Company in your possession or subject to your control, including without limitation any laptop computers, keys, credit cards, blackberry or other personal digital assistant devices, cellular telephones, reports and files whether stored in hard copy or electronic format and whether copies or originals. You agree that you will not alter any of the Company’s records or computer files in any way after your Separation Date.

13. Assignment; Binding Effect. This Agreement is assignable only by the Company (provided that no such assignment shall relieve the Company of its obligations under this Agreement to you), shall inure to the benefit of the Company’s assigns, successors, affiliates, and Released Parties, and is binding on the parties, their representatives, agents and assigns, and as to you, your spouse, heirs, legatees, administrators, and personal representatives, and shall inure to the benefit of your spouse, estate, heirs, legatees, administrators, and personal representatives. Specifically, in the event of your death, your spouse will be entitled, for the remainder of the Separation Pay Period, to medical insurance as set forth on Attachment A (all on the same terms and conditions applicable to the spouses of other active employees and subject to the terms, including any modifications, of each applicable plan, policy, or program – including, but not limited to, loss of such benefits and privileges in the event your spouse remarries), and your estate will be entitled to all remaining payments as if you were not deceased.

Paul R. Lovejoy

14. Complete Agreement; Severability. This Agreement is the exclusive and complete agreement between you and the Company relating to the subject matter of this Agreement. No amendment of this Agreement will be binding unless in writing and signed by you and the Company. The parties acknowledge and agree that if any provision of this Agreement is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any controlling law, the rest of this Agreement will continue in full force and effect. Additionally, a court of competent jurisdiction is authorized to modify any portion of this Agreement which is overbroad to make such portion enforceable.

15. Injunctive Relief, Fees and Expenses. If any legal action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to injunctive relief and its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief in law or in equity to which the prevailing party is entitled.

16. Governing Law. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN THE STATE OF ILLINOIS, AND, TO THE EXTENT NOT PREEMPTED BY FEDERAL LAW, THE VALIDITY, INTERPRETATION, AND PERFORMANCE OF THIS AGREEMENT IN ALL RESPECTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF ILLINOIS WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW. THE JURISDICTION AND VENUE FOR ANY DISPUTES ARISING UNDER, OR ANY ACTION BROUGHT TO ENFORCE (OR OTHERWISE RELATING TO), THIS AGREEMENT WILL BE EXCLUSIVELY IN THE COURTS IN THE STATE OF ILLINOIS, COUNTY OF COOK, INCLUDING THE FEDERAL COURTS LOCATED THEREIN (SHOULD FEDERAL JURISDICTION EXIST).

17. Section 409A Compliance. The payments and benefits under this Agreement are intended to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the interpretative guidance thereunder (“Section 409A”), including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions, and shall be administered accordingly. The Agreement shall be construed and interpreted with such intent. If any provision of this Agreement needs to be revised to satisfy the requirements of Section 409A, then such provision shall be modified or restricted to the extent and in the manner necessary to be in compliance with such requirements and any such modification will attempt to maintain the same economic results as were intended under this Agreement. The Company cannot guarantee that the payments and benefits that may be paid or provided pursuant to this Agreement will satisfy all applicable provisions of Section 409A. Each payment under this Agreement is intended to be treated as one of a series of separate payment for purposes of Section 409A and Treasury Regulation § 1.409A-2(b)(2)(iii) (or any similar or successor provisions).

Paul R. Lovejoy

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This Agreement is effective on November 1, 2009. You are hereby advised by the Company to consult with an attorney prior to signing this Agreement.

EMPLOYEE		UAL CORPORATION

By:	/s/ Paul R. Lovejoy	By:	/s/ Peter D. McDonald
Paul R. Lovejoy
		Title:	Executive Vice President & Chief Administrative Officer

UNITED AIR LINES, INC.

		By:	/s/ Marc L. Ugol

		Title:	Senior Vice President – Human Resources

Paul R. Lovejoy

Attachment - A

Separation Agreement - Term Sheet

Name / Employee ID	Paul R. Lovejoy

Date of Birth / Age	January 30, 1955 / 54

Date of Employment	June 19, 2003

Separation Date	October 31, 2009

Years of Service	6yrs. , 3mos.

Separation Pay Period	12 months - 11/1/2009 – 10/31/2010

Separation Pay and Benefits:

Separation Pay (Severance Multiple times base pay and AIP at target)	12 x ($41,365 + $26,887) =$819,024 (paid semimonthly on the regular payroll cycle during Separation Pay Period)

Medical/Dental Insurance	Eligible for participation at active employee rate through Separation Pay Period. Eligible for 18 months of COBRA after term of Agreement.

Life Insurance-Company Paid Variable Universal Life	Company paid through Separation Pay Period and eligible to convert to private policy subsequent to 10/31/2010.

Disability Insurance	No longer eligible after Severance Date

Executive Outplacement	United will provide executive outplacement consulting support, accordance with standard terms of outplacement agreement For a Senior Vice President

Accrued Rights/Non-Severance:

Vacation Pay	Lump sum payment for the balance of 2009 unused vacation and 2010 vacation accrual of 133.33 hours.

Unused Personal Holidays	Forfeited

Long Term Incentive Compensation

Pursuant to terms of 2006 Management Employee Incentive Plan (MEIP grants made from 2006 to 2008):

Forfeit all unvested stock options and unvested restricted stock shares for all future tranches. Three months from Severance Date to exercise vested stock options.

Pursuant to terms of Incentive Compensation Plan (ICP grants made in 2009): Immediate forfeiture of all unvested cash, stock options and restricted stock units (RSUs).

Short Term Incentive Compensation	Not eligible for 2009 Award under the Annual Incentive Plan

401(k)	No longer eligible for participation after Separation Date. Will receive payment for the “cash match” in early 2010 for 2009 eligible earnings that are in excess of IRS contribution limits.

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